CONFIDENTIAL TREATMENT REQUESTED BY PROSPER MARKETPLACE, INC.

CSC LOGIC
PROCESSING AGREEMENT

between

CSC Logic, Inc.

and

Prosper Marketplace Inc.

January 1, 2009

CSC Logic, Inc.
A Subsidiary of Computer Sciences Corporation

8616 Freeport Parkway, Suite 2B
Irving, Texas 75063

 (800) 527-2323

Prosper Marketplace, Inc.
Statement of Work

PROCESSING AGREEMENT

This Agreement (“Agreement”) is entered into as of the 1st day of January, 2009 (the “Effective Date”) by and between CSC Logic, Inc., a Texas corporation (“CSC Logic”) and Prosper Marketplace, Inc., a Delaware corporation (“Client”).

WHEREAS, Client desires that CSC Logic perform certain back-up servicing duties, as detailed herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         Services to be Performed by CSC Logic.  Subject to the terms and conditions hereof, CSC Logic shall provide certain back-up servicing services to Client, and/or to others on behalf of Client, and shall deliver reports and information to Client relating to the foregoing services (collectively, all of the foregoing are referred to as the “CSC Logic Services” or the “Services”), as described in Exhibit A (which shall be titled “Statement of Work” or “Description of Services”).

1.2
Changes to Exhibit A.  At any time or times, CSC Logic may revise Exhibit A, and thereby offer additional services, or modify existing services or terminate certain services; provided, however, that Client agrees to such modifications, and provided that CSC Logic will give to Client not less than one hundred and eighty (180) days’ notice prior to materially diminishing the services offered.  In addition, CSC Logic may provide other services to Client on terms and conditions as may be otherwise mutually negotiated and agreed upon between them.

2.	Fees, Charges and Billing.

2.1
Payment. As consideration for performing the CSC Logic Services, Client, among other things, shall pay CSC Logic the fees and expenses as set forth in the Pricing Schedule that is attached hereto and incorporated herein as Exhibit B.  CSC Logic shall issue an invoice to Client on a monthly basis.  The fees and expenses set forth in Exhibit B are stated in U.S. Dollars, and all invoicing and payments hereunder shall also be in U.S. Dollars.  Client shall pay outstanding invoices within thirty (30) days or incur interest charges of 1.5% per month on any outstanding balance.

2.2
Taxes.  Except for income taxes levied on CSC Logic’s net income, Client shall pay or reimburse CSC Logic for all national, federal, provincial, state, local or other taxes and assessments of any jurisdiction, including sales or use taxes, data processing taxes, royalty taxes, property taxes, international withholding taxes (including those in lieu of income taxes), customs or other import or export taxes, value added taxes and amounts levied in lieu thereof based on charges set, services performed or to be performed, or payments made or to be made hereunder.    Client shall not be entitled to deduct the amount of any such taxes, duties or assessments from payments made to CSC Logic under this Agreement.   This provision shall survive the termination of this Agreement and shall be applicable regardless of the time frame in which the requirement of the payment of such taxes or assessments is asserted (e.g. a deficiency assessment by a taxing authority as a result of an audit after the termination of this Agreement).  Provided, however, CSC Logic will, cooperate with Client to attempt to minimize the amount of taxes and assessments payable by the Client in accordance with applicable statutes, rules and regulations.

Prosper Marketplace, Inc.
Statement of Work

In the event that a taxing authority or other entity asserts that CSC Logic is responsible for the payment of any taxes, interest or penalties for which Client is responsible pursuant to this Section, Client shall defend, indemnify and hold harmless CSC Logic from any and all liability for the payment of such taxes, interest or penalties and any expenses and fees (including reasonable attorneys’ fees) incurred by CSC Logic as a result of such assertion.   Client shall take all reasonable steps, including the posting of a bond, to remove any lien from CSC Logic property, which arises from such assertion.

If Client is a tax exempt entity or if any transaction covered by this Agreement is a tax exempt transaction, Client will provide a copy of such tax exemption certificate to CSC Logic immediately after the execution of this Agreement.  If Client has a direct pay certificate that allows the direct payment to the proper taxing authority of Client’s obligations under this Section, Client shall provide a copy of such direct pay certificate to CSC Logic immediately upon the execution of this Agreement.

In the event that an Exhibit or other attachment to this Agreement specifically provides for the delivery of equipment or other property to Client for the resale to a third party, and as a result Client is not responsible for the payment of the taxes and assessments under this Section, Client shall provide a copy of such resale certificate to CSC Logic immediately upon the execution of this Agreement.

Client warrants and represents that it has or will provide the following to CSC Logic: a) Tax exempt certificate; b) Direct Pay permit; c) Resale Certificate.

2.3
CSC Logic may increase any of the fees and charges as set forth in Exhibit B annually, with such changes to be effective on the anniversary of the Effective Date; provided, however, that the percentage increase for all fees and charges at the time of the increase shall not exceed the percentage increase in the Consumer Price Index For All Urban Consumers: All Items, for the most recent twelve (12) month period as most recently published at the time of the increase.

3.	Term of Agreement.

3.1
The initial term of this Agreement shall begin on the Effective Date as set forth above and shall continue for a period of  three (3) years (“Initial Term”), unless earlier terminated by either party in accordance with this Agreement.  On the thirdanniversary of the Effective Date and each anniversary date thereafter, this Agreement shall automatically successively renew for a period of one (1) year each (each a “Renewal Term”) unless (a) earlier terminated by either party in accordance with this Agreement, or (b) either party gives notice of non-renewal (a “Non-Renewal Notice”) to the other party at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

3.2
Early Termination.  At any time during the Initial Term or any Renewal Term, upon payment to the early termination payment described below, Client shall have the right to give CSC Logic notice of early termination of this Agreement, which notice shall call for a termination date not earlier than one (1) month after the date of the notice.  The “Early Termination Payment” shall accompany the notice to CSC Logic, and shall be in an amount equal to the product of (a) the average amount invoiced monthly by CSC Logic to Client pursuant to the Agreement, calculated over the four months preceding such notice of early termination, multiplied by (b) the number of months (not to exceed  twelve  (12)) otherwise remaining between the date of termination and the end of the Initial Term or the Renewal Term during which such early termination occurs.   Failure to accompany the early termination notice with the early termination payment shall render the early termination notice null and void and of no effect.

Prosper Marketplace, Inc.
Statement of Work

3.3
Termination for Diminution.  During the sixty (60) day period (the “Review Period”) commencing on Client's receipt of notice from CSC Logic pursuant to Section 1.2 of a material diminution of services, Client shall have the option to elect to terminate this Agreement based on such diminution.  If Client elects to so terminate, it shall provide notice thereof to CSC Logic during the Review Period, which termination shall be effective on the day that CSC Logic's Section 1.2 notice specified as the day upon which the diminution would otherwise take effect.

4.	Duties of Client. So long as this Agreement is in force, the Client warrants and covenants that Client shall:

4.1
furnish or cause to be furnished to CSC Logic in form satisfactory to CSC Logic, all information (the “Data”) as specified by CSC Logic in form and content sufficient for CSC Logic to perform the CSC Logic Duties.  It is understood that Client shall be solely responsible for completeness and accuracy of the Data and CSC Logic shall not be responsible for errors of any nature attributable to the Data being incomplete or inaccurate;

4.2
furnish promptly to CSC Logic copies of all reports, documents, information and input Data required by CSC Logic to implement and furnish the services and products hereunder and such other information as is reasonably requested by CSC Logic from time to time;

4.3	pay to CSC Logic when due all charges for its services and products as set forth in this Agreement;

4.4
be appropriately licensed conduct its business in compliance with all legal requirements, and shall cause all policy forms, certificates, endorsements and other appropriate documents to be prepared, approved and issued in compliance with all applicable federal and state laws and regulations.

5.
Limited Liability and Limited Warranty. THERE ARE NO WARRANTIES MADE BY CSC LOGIC, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL CSC LOGIC BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOSS OF CURRENCY, FUNDS, DATA, PROFITS OR GOODWILL.  CSC LOGIC'S MAXIMUM LIABILITY FOR ANY BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE FEES ACTUALLY PAID BY CLIENT TO CSC LOGIC FOR THE SERVICES TO WHICH SUCH BREACH PERTAINS FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING SUCH BREACH.  THE LIMITATIONS OF LIABILITY IN THIS SECTION WILL BE ENFORCED, EVEN IF ANY EXCLUSIVE REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

6.
Correction of Reports.  Client will give detailed notice to CSC Logic of any error in any report prepared by CSC Logic within three (3) business days after receipt of daily reports, within two (2) weeks after receipt of weekly reports and within thirty (30) days after receipt of all other reports; thereafter, CSC Logic may not have the data to recreate the report.  Failure by Client to give CSC Logic such notice within the appropriate time period detailing the specific error which is claimed by Client shall relieve CSC Logic of any responsibility to correct such error and rerun such report.

7.	Client Materials.

Prosper Marketplace, Inc.
Statement of Work

7.1
Condition of Materials.  All source material, data and equipment furnished by Client in order that CSC Logic may perform hereunder must be compatible with CSC Logic's equipment and such material and data must be in good condition for machine processing.  If Client fails to furnish its Data to CSC Logic in the form and as timely as needed by CSC Logic, CSC Logic will undertake to process such Data within a reasonable time after it is furnished in proper form.  Data submitted by Client to CSC Logic for processing, and all other data, material and property, shall be transmitted or transported to and from CSC Logic at Client's expense.  CSC Logic shall not be liable to Client under any circumstances for the loss or destruction of or damage to any of Client's Data, material or property in the custody, control or possession of CSC Logic except for the reasonable cost of replacement or restoration.

7.2	Customer Privacy and Confidentiality of Client Data.

7.2.1
Confidential Information. Each party and their respective affiliates, directors, officers, employees, authorized representatives, agents and advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) shall keep confidential all information concerning the other party's proprietary business procedures, products, services, operations, marketing materials, fees, policies or plans and all Nonpublic Personal Information of the other party that is received or obtained during the negotiation or performance of the Agreement, whether such information is oral or written, and whether or not labeled as confidential by such party (collectively "Confidential Information"). "Nonpublic Personal Information" shall include all personally identifiable financial information and any list, description or other grouping of consumers, and publicly available information pertaining to them, that is derived using any personally identifiable financial information that is not publicly available, and shall further include all "nonpublic personal information" as defined by federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time. "Personally identifiable financial information" means any information a consumer provides to a party in order to obtain a financial product or service, any information a party otherwise obtains about a consumer in connection with providing a financial product or service to that consumer, and any information about a consumer resulting from any transaction involving a financial product or service between a party and a consumer.  Personally identifiable information may include, without limitation, a consumer's first and last name, physical address, zip code, email address, phone number, social security number, birth date, and any other information that itself identifies or when tied to the above information, may identify a consumer.

7.2.2
Use of Confidential Information. For as long as Confidential Information is in possession of a party, such party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the use, duplications or disclosure of Confidential Information, other than, by or to its employees or agents who are directly involved in negotiating or performing this Agreement and who are apprised of their obligations under this Section and directed by the receiving party to treat such information confidentially, or except as required by law or by a supervising regulatory agency of a receiving party. Neither party shall disclose, share, rent, sell or transfer to any third party any Confidential Information. The parties shall use Confidential Information only as necessary to perform this Agreement.

Prosper Marketplace, Inc.
Statement of Work

7.2.3
Return of Information; Indemnity. Upon the termination or expiration of this Agreement, or upon the request of the disclosing party, the other party shall promptly return all Confidential Information received in connection with the transaction, and shall promptly destroy such materials containing such information (and any copies, extracts, and summaries thereof) and shall further provide the other party with written confirmation of such return or destruction upon request. In the event a party discovers that Confidential Information has been used in an unauthorized manner or disclosed in violation of this Section, the party discovering the unauthorized use or disclosure shall immediately notify the other party of such event, and the disclosing party shall indemnify and hold the other party harmless from all claims, damage, liability, costs and expenses (including court costs and reasonable attorneys' fees) arising or resulting from the unauthorized use or disclosure. In addition, the non-disclosing party shall be entitled to all other remedies available at law or equity, including injunctive relief. The provisions of this Section 7.2.3 shall survive termination of this Agreement.

7.3
Escrow Agent.   Client agrees to maintain in escrow all software, manuals, and operating procedures that would be required by CSC Logic to duplicate the operating environment of Client within a seventy- two (72) hour period.  In addition to the escrow, any related vendor services, naming rights, proprietary hardware, or any other contract or knowledge that would reasonably be required for CSC Logic to continue to operate the Prosper website and all related services, must be documented and made available to the CSC Logic.  Client further guarantees that it will keep all of these above-referenced material and documentation current.  CSC Logic shall be entitled to receive any or all of the above-referenced escrow and related operating elements in the event that Client has completely ceased all business activities for a period of sixty (60) days or more, or by notification by the lenders or controlling parties of a default event by the Client.  CSC Logic’s use of the Client’s property is limited to the CSC Services related to the remaining terms of the receivables or as defined in any agreement between Client and a lender or other controlling party.   Client agrees to provide CSC Logic, within ninety (90) days of the execution of this Agreement, an inventory of all elements that Client intends to escrow or otherwise provide that will give CSC Logic the ability to continue operation in the event of a transfer.  The escrow and other required accommodations must be in place ninety (90) days after Client and CSC Logic agree that the proposed inventory is complete.

7.4
Disposition of Client Materials. CSC Logic agrees that upon the expiration or termination of this Agreement for any reason, CSC Logic will return, in accordance with Client's instructions and in a mutually agreeable format, all of Client's Data and materials that are not Confidential Information as such term is defined in Section 7.2.1 relating to the services provided by CSC Logic hereunder.  If Client fails to provide CSC Logic with instructions regarding the return or disposal of such Data within sixty (60) days following such expiration or termination, CSC Logic may dispose of any Data, material or property belonging to Client.  If, pursuant to such disposal, CSC Logic incurs any expense, Client shall pay CSC Logic for such reasonable expense upon demand.

8.
Infringement and Capacity.  The performance of Client’s duties under this Agreement shall not cause CSC Logic to infringe upon any patent, license, copyright or other proprietary, intellectual or property right, or violate any other right (including but not limited to, the right to royalties or license fees) of any person, partnership, corporation or other entity.  Client also represents and warrants that (i) it is and at all times will be free of any contractual obligation that would prevent Client from entering into this Agreement and (ii) CSC Logic's offer to

Prosper Marketplace, Inc.
Statement of Work

provide services and information hereunder in no way caused, or will cause, or induce, Client to breach any contractual obligation.

9.
Confidentiality of CSC Logic Proprietary Information.  Client acknowledges that the designs, specifications, manuals, documentation and other materials related to the services performed and the information produced hereunder by CSC Logic (collectively “Documentation”), and all other systems, programs, designs, specifications, manuals, documentation and other materials which are utilized, developed or made available by CSC Logic in connection with this Agreement (collectively “Other Materials”) are the confidential, proprietary and/or trade secret property and information of CSC Logic or its licensors and shall remain such property and information of CSC Logic or its licensors, both before and after the term of this Agreement.  Client shall not copy, sell, assign, transfer, distribute or disclose all or any part of the Documentation or Other Materials to any other person, partnership, corporation or other entity.  Client shall confine the knowledge and use of the Documentation and Other Materials only to its employees who require such knowledge for use in the ordinary course and scope of their employment.  Client and such employees shall use such Documentation and Other Materials solely in connection with Client's business purposes which are being addressed by CSC Logic pursuant to this Agreement.  Upon any expiration or termination of this Agreement, Client shall promptly return to CSC Logic all property or information which is covered by this Section 9.

10.
No Solicitation. During the term of this Agreement and for one year after its termination, Client shall not (a) attempt to induce an employee or independent contractor of CSC Logic to terminate his or her employment or contract; nor (b) hire or enter into a contract for the services of an employee, independent contractor, or former employee or independent contractor of CSC Logic without first obtaining CSC Logic's written consent, except for former employees or independent contractors whose employment or engagement has been terminated for over six (6) months.

11.
Relationship of the Parties.  The relationship of the parties to this Agreement is that of independent contractors.  Neither this Agreement nor any of the activities contemplated hereby shall be deemed to create any partnership, joint venture, agency or employer-employee relationship between CSC Logic and Client.

12.
Force Majeure.  Notwithstanding anything herein to the contrary, neither party shall be considered in default hereunder or have any liability to the other party for any failure to perform if such failure arises out of causes beyond the control of such party.  Such causes include, but are not limited to, acts of God or public enemy, acts of the government acting in any capacity, fires, floods, epidemics, quarantine restrictions, strikes, war, terroristic or criminal acts, civil disturbance, riots, rebellion, freight embargoes, degradation of telephone or other communication service or weather conditions.

13.	Default.

13.1
Notice and Cure Period, Rights, After Default.  If Client is not in compliance with Section 4.4, or if Client shall fail to pay to CSC Logic any amount due hereunder within five (5) days after receipt of the notice that the same is past due, or if either party breaches or fails to comply with any other provision of this Agreement and such failure continues for a period of thirty (30) days after receipt of written notice thereof, then CSC Logic or Client, as the case may be, shall be deemed to be in default and the other party shall have the right (i) to terminate this Agreement immediately, and (ii) in addition, but subject to any limitations contained in this Agreement, to pursue any and all rights which may be available to it.  Termination of this Agreement shall not relieve Client from payment of all amounts of money owed by Client to CSC Logic.  Notwithstanding anything in this Agreement to the contrary, so long as Client is in default under this Agreement or any other agreement in effect between CSC Logic and

Prosper Marketplace, Inc.
Statement of Work

Client, CSC Logic shall have no obligation to perform the CSC Logic Duties while the default continues.

13.2
Injunctive Relief.  The parties acknowledge that if either party fails to comply with the provisions of Sections 7.2, 9 or 10 hereof, the other party may suffer irreparable harm for which there may be no adequate remedy at law.  Accordingly, if either party fails to comply with any provision of said sections, then the other party will be entitled immediately to injunctive relief or any other appropriate equitable remedy.  Further, if such failure continues for thirty (30) days after receipt of notice thereof from the other party, then such other party shall also have all of the rights available to it as if there was a default under Section 13.1 hereof.

13.3
Time for Bringing Suit.  No action may be brought by either party against the other party in connection with this Agreement more than two (2) years after the cause of action arose, except that any action by CSC Logic for nonpayment of any amount of money due to CSC Logic hereunder may be brought at any time subject to the applicable statute of limitations.

13.4
Attorney or Collection Fees.  If either party incurs any cost or fee from an attorney, collection agency or otherwise in attempting to collect any amount due it hereunder, then such party shall pay to the other party upon demand the amount of such cost or fee.  Further, in the event of any litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney fees incurred in enforcing this Agreement and any related judgments entered.

13.5
No Waiver of Remedies.  The failure by either party to exercise any option or right upon a default or breach of any of the terms of this Agreement shall not be construed as waiving such right or option at a later date.  Further, all of such rights or options shall be cumulative, and the exercise of any one such right or option shall not preclude the exercise of any other right or option.  No exercise of, or delay or omission to exercise, the rights and powers herein granted shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

14.	Miscellaneous.

14.1
Notices.  Any notice which is required or permitted to be given hereunder shall be in writing and shall be effective upon receipt, and shall be delivered as follows:  (a) by United States mail, with return receipt requested, postage prepaid; (b) by Federal Express or other nationally recognized overnight delivery service; or (c) delivered by telecopy as follows:

If to CSC Logic:

CSC Logic, Inc.
8616 Freeport Parkway, Suite 2B
Irving, Texas 75063
Attn:  Legal
Facsimile: 469.499.5974

or

If to Client:

Prosper Marketplace, Inc.
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Attn: Edward Giedgowd
Facsimile: 415-362-7233

Prosper Marketplace, Inc.
Statement of Work

Either party at any time or times may change the foregoing address or telecopy information, pursuant to notice to the other party duly given in accordance with requirements of this Section 14.1.

14.2
Audit.  Client and its authorized agents shall have the right, at its expense and at reasonable times and upon reasonable notice, to audit the applicable books and records of Client's program in CSC Logic's office.

14.3
Assignment.  Neither party may transfer, whether by assignment, sublicense, merger, consolidation, operation of law, or otherwise, any rights or obligations under this Agreement without the other party’s prior written consent.  The consent to any particular assignment shall not constitute consent to further assignment.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns.  Any transaction in contravention of this Section shall be null and void.

14.4	Captions. All captions and headings to the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be construed as a part hereof.

14.5
Advertising  Neither party shall publish or use the name of the other in any manner or publication without the prior consent of the other, except as required by law or legal process, in which event notice thereof shall be promptly given.  Without limiting the generality of the foregoing, no letter of general mailing or advertisement or other communication to be sent to a policyholder or customer of Client may contain the name CSC Logic without CSC Logic's prior written approval.

14.6
Indemnity  Client hereby agrees to indemnify, defend and hold harmless CSC Logic and its shareholders, directors, officers, agents and employees from all claims, costs, penalties, damages, liability, obligation, cause of action, and all fees, expenses and costs associated therewith, including attorneys fees, arising from Client's breach or nonperformance hereunder or from CSC Logic's faithful performance of the CSC Logic Duties hereunder or claimed by any borrower of Client, any customer of Client, any financial investor of Client, or any person claiming under or through any of them.

CSC Logic shall indemnify, defend and hold harmless Client and its shareholders, directors, officers, agents and employees from and against all claims, costs, penalties, damages, liability, obligations, cause or action, and all fees, expenses and costs associated therewith, including attorneys fees, arising from CSC Logic’s material breach of nonperformance hereunder, or and from and against any Damages, to the extent such Damages arise under this Agreement and to the extent that such Damages arise out of or relate to any third party claim of willful misconduct or gross negligence, or personal injury or property damage caused by CSC Logic in the performance of its obligations hereunder. CSC Logic further agrees to indemnify, hold harmless, and defend Client, and any employee or agent thereof against all claims of intellectual property infringement arising from the products or services provided hereunder.

14.7	Governing Law, Jurisdiction, Venue. THIS AGREEMENT IS BEING MADE AND ENTERED INTO IN THE COUNTY OF DALLAS, STATE OF TEXAS AND, IT SHALL

Prosper Marketplace, Inc.
Statement of Work

BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO TEXAS’ CONFLICTS OF LAWS PRINCIPLES.  THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE STATE AND FEDERAL COURTS IN DALLAS COUNTY, TEXAS AND WAIVE ALL RIGHTS TO VENUE AND JURISDICTION IN ANY OTHER FORUM.  BECAUSE THE PARTIES AGREE THAT THIS CONTRACT IS NOT A CONTRACT FOR THE SALE OF GOODS, THIS AGREEMENT SHALL NOT BE GOVERNED BY ANY CODIFICATION OF ARTICLE 2 OR 2A OF THE UNIFORM COMMERCIAL CODE, OR ANY CODIFICATION OF THE UNIFORM COMPUTER INFORMATION TECHNOLOGY ACT OR ANY REFERENCE TO THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

14.8
Severability.  If any clause or provision of this Agreement becomes or is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future law effective during the term hereof, the remainder of this Agreement shall not be affected thereby.

14.9
Survival of Certain Provisions.  Notwithstanding anything herein to the contrary, the obligations of the parties under Sections 2.2, 5, 7.2, 7.3, 8, 9, 10, 13.2, 13.3, 13.4, 13.5, 14.6, 14.7 and 14.8 hereof shall survive any expiration or termination of this Agreement.

14.10
Entire Agreement.  This Agreement together with its attached Exhibits, which are hereby incorporated herein as if set forth in full herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements, contracts, understandings, proposals and negotiations with respect to such subject matter.  This Agreement may be amended, waived or supplemented only by a written instrument duly executed by both CSC Logic and Client.  The terms and conditions of this Agreement shall prevail notwithstanding any additional or different terms or conditions of any purchase order that may be issued by Client.

14.11
Multiple Counterparts.  This Agreement may be signed in multiple counterparts and all such counterparts shall be treated as one document.  The signatures of the parties need not appear on the same copy of this Agreement, so long as each party signs at least one copy of this Agreement and the copies contain the same terms.

14.12
Construction.  The headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement.  Where context so indicates, a word in the singular form shall include the plural, a word in the masculine form shall include the feminine and vice-versa.  The word “including” and similar constructions (such as “for example”, “such as”, and “e.g.”) shall mean “including, without limitation”, throughout this Agreement.  The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or its professional advisors participated in the preparation of this Agreement.

14.13	Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Client and CSC Logic.

14.14
Covenant of Further Assurances.  Client and CSC Logic covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Client and CSC Logic shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

Prosper Marketplace, Inc.
Statement of Work

IN WITNESS WHEREOF, the parties, by their duly authorized officers whose signatures are set forth below, have executed this Agreement as of the Effective Date set forth above.

CSC Logic, Inc. 8616 Freeport Parkway, Suite 2B Irving, Texas 75063	Prosper Marketplace, Inc. 111 Sutter Street, 22nd Floor San Francisco, CA 94104
By: /s/ Jeffery C. Schwalk Jeffery C. Schwalk	By: /s/Kirk Inglis Name: Kirk Inglis
President	Title: Chief Financial Officer
Execution Date: 1/02/09	Execution Date: December 22, 2008

Prosper Marketplace, Inc.
Statement of Work

EXHIBIT A

DESCRIPTION OF SERVICES / STATEMENT OF WORK

Cold Back- Up Servicing Duties:

CSC receives and reviews the consolidated monthly servicer's report (certificate) and determines that it is complete on its face. CSC verifies the aggregate outstanding balance of receivables at the beginning of the related collection period, verifies the number and principle balance of delinquent and defaulted receivables at the close of the related collection period, and verifies the aggregate outstanding balance of receivables at the close of the related collection period.

Additional duties as requested by the Administrative Agent or Controlling party:

1.	Conduct quarterly conference call with Servicer to discuss general status including financial, portfolio, and systems issues.

2.
Conduct periodic due diligence reviews (as directed by the Administrative Agent or Controlling party and in accordance with a separate agreement with such entities) at servicer’s location(s) to meet staff, review servicing practices and controls, review software controls and functionality and report  on any issues or concerns.

3.
In the event of a servicing transfer, and at the request of an Administrative Agent or Controlling Party, as applicable, CSC Logic may assume the functions of successor servicer.  Such duties may include functions such as the maintenance of invoice activity, collections, asset recovery, cash management, lockbox management, payment processing and other applicable accounting functions.  Such services shall be addressed and set forth in an ongoing portfolio servicing agreement to be negotiated between CSC Logic and any such Controlling Party or Administrative Agent.

Transfer of Servicing.

CSC Logic shall assist controlling parties in developing a reasonable transition plan and shall assist Client and controlling parties in the transfer of the servicing activities defined herein to CSC Logic.

Prosper Marketplace, Inc.
Statement of Work

EXHIBIT B

Prosper Marketplace, Inc.

Services		Fee
Client Setup Fee	Includes back-up servicing set-up and attorney fees	[*]
Monthly Servicing Fee (COLD)		[*]
Monthly Minimum Servicing Fee (COLD)		[*]
Consulting Services/Due Diligence Reviews		[*]

REIMBURSABLE EXPENSES………………………………………………As specified below:

1) Reasonable out-of-pocket travel expenses incurred by CSC Logic staff and approved by client.

2) Any other expenses approved by Client.

* CONFIDENTIAL TREATMENT REQUESTED

Prosper Marketplace, Inc.
Statement of Work